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                                                                    Exhibit 99.2

[McLEODUSA LOGO APPEARS HERE]

McLeodUSA Incorporated
McLeodUSA Technology Park
6400 C Street SW, PO Box 3177
Cedar Rapids, IA 52406-3177
Press and Investor Contact: Bryce E. Nemitz bnemitz@mcleodusa.com
Phone: (319) 298-7800
FAX: (319) 298-7767

For Immediate Release


      McLeodUSA Publishing Company Merges with Talking Directories, Inc.

 McLeodUSA Extends Brand Presence in Michigan and Ohio, Complementing Ovation
                   Communications Merger Announced Yesterday

Cedar Rapids, IA -- January 8, 1999 -- McLeodUSA Publishing Company announced today that Talking Directories, Inc. and Info America Phone Books, Inc. (TDI) of Grand Rapids, Michigan will merge with McLeodUSA. The merger will significantly enhance McLeodUSA Publishing Company's presence in Michigan and Ohio. The merger transaction is expected to be finalized by the end of January. Phone directories covered in the merger are 17 Michigan directories including a large portion of Detroit, and two directories in northwestern Ohio. Nearly 2.6 million directories will be produced and distributed to a population of more than 4.7 million.

Steve Gray, President and COO of McLeodUSA Incorporated stated, "This announcement dovetails nicely with our merger with Ovation Communications, Inc. announced yesterday. Ovation has a substantial presence in Michigan, including 400 route miles of fiber optic network, thousands of telecommunications customers and nearly 200 employees. Our distinctive black and gold directory carrying the McLeodUSA name will strengthen our brand recognition in this new market area for our telecommunications business."

"Talking Directories Inc. has an outstanding reputation in the telephone directory industry," noted Arthur Christoffersen, McLeodUSA Publishing Company President and CEO. "Merging their excellent directories with the family of McLeodUSA directories will enhance the efficiency and scope of our service to advertisers and telephone directory users throughout these areas."

John Morgan, Chief Executive Officer for TDI, commented, "Having known the people at McLeodUSA for a number of years, I'm confident about the continued growth of our company. McLeodUSA is a premiere publisher and I believe this is a win for TDI customers and employees."

McLeodUSA Publishing Company is a wholly owned subsidiary of McLeodUSA Incorporated (NASDAQ/NMS:MCLD), a provider of integrated telecommunications services to business and residential customers in ten Midwestern and Rocky Mountain states.

Including the TDI directories, McLeodUSA Publishing Company will distribute over 18 million copies of competitive directories in 20 states, reaching a population of nearly 33 million.